CONTACT:

Bluegreen Corporation

Anthony M. Puleo

Interim Chief Financial Officer

(561) 912-8270

tony.puleo@bxgcorp.com

-OR-

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

(212) 836-9606

aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION ANNOUNCES RESIGNATION OF JOHN F. CHISTE AS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Boca Raton, FL -- April 18, 2005 -- Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced that John F. Chiste has resigned as Senior Vice President and Chief Financial Officer, effective April 15, 2005. Mr. Chiste left the Company to pursue personal interests, although he has agreed to assist Bluegreen in an advisory capacity in connection with certain transition matters.

George F. Donovan, President and Chief Executive Officer of Bluegreen®, said, "I am pleased to announce that Anthony M. Puleo, 37, Bluegreen's Senior Vice President and Chief Accounting Officer, has been named Interim Chief Financial Officer. Tony joined Bluegreen in 1997 as Chief Accounting Officer. In 1998, he was named Vice President, and he was appointed Senior Vice President in 2004. Over the past 8 years, I have had the privilege of working with Tony as he has assumed increasing levels of responsibility at Bluegreen. He is a uniquely talented individual, possessing experience, intelligence and a deep understanding of our business and industry."

An executive search is underway to identify candidates to permanently fill the position of Chief Financial Officer.

Bluegreen Corporation Page 2

April 18, 2005

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of leisure products and lifestyle choices. The company has approximately 4,000 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities®. Bluegreen Resorts markets and sells the Bluegreen Vacation Club®, a flexible points-based vacation ownership system with over 94,000 owners. The Bluegreen Vacation Club network includes 36 resorts, as well as an exchange network of over 3,700 resorts and other leisure products such as cruises. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes' list of the "The 200 Best Small Companies."

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at the Resorts business will not occur as anticipated in 2005 and 2006, the Company will not be able to acquire land, as anticipated, for the Communities segment , sales and marketing strategies related to new Resorts and Communities properties, will not be as successful as anticipated and the risks and other factors detailed in the Company's SEC filings, including its Form 10-K filed on March 16, 2005.

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